Exhibit 10.34

December 10, 2024
Via Hand Delivery
Mr. Kevin M. Sheehan
Chair, Board of Directors
Dave & Buster’s Entertainment, Inc.
        Re:    Appointment as Interim CEO
Dear Kevin:
This letter agreement (this “Agreement”) sets forth our mutual understandings and agreements regarding your appointment, effective December 10, 2024 (the “Effective Date”), as Interim Chief Executive Officer (“Interim CEO”) of Dave & Buster’s Entertainment, Inc., a Delaware corporation (“D&B”), and employment by Dave & Buster’s Management Corporation, LLC (“D&B Management”) in addition to also serving as the Chairman of the Board of Directors of D&B (the “Board”). D&B and D&B Management are collectively referred to herein as the “Company.” D&B, D&B Management and you are collectively referred to below as the “Parties.”
In consideration of the promises below, the sufficiency of which all Parties acknowledge, the Company and you agree as follows:
1. Title; Duties; Term. You agree to serve as Interim CEO and shall perform those duties that are customarily associated with the position of Interim CEO. This Agreement shall be in effect until the earlier of (i) the appointment of a permanent Chief Executive Officer of the Company or (ii) December 10, 2025, unless earlier terminated as provided below. During the course of your employment, you will devote your full business time and best efforts and abilities to the performance of your duties for the Company. You will comply with all applicable laws and all of the Company’s and its affiliates’ then-current policies and procedures. So long as you comply with the terms and provisions of D&B’s Code of Business Ethics, as the same may be revised from time-to-time and your activities do not interfere with your obligations to the Company, then, during the term of your employment you may: (x) engage in charitable, civic, fraternal and professional activities and (y) manage personal investments; provided that you disclose any conflicts of interest that cause your personal endeavors to be in material conflict with the business of the Company and/or its affiliates. You may not serve on the board of directors of any national charitable, civic or fraternal organization, any privately owned business, or any publicly-traded company without the prior written approval of the Board of Directors of D&B, in its sole discretion, and then only to the extent that any such enterprise does not compete with the Company or its affiliates. Your existing memberships on boards of directors as of the Effective Date as previously disclosed to the Company are deemed approved.

Exhibit 10.34
2. Compensation and Benefits. During the term of this Agreement, in lieu of any compensation that would otherwise be payable to you in your capacity as a member of the Board of Directors of D&B (which shall cease and be suspended during the period in which he serves as Interim CEO, except for continued vesting of previously granted restricted stock units and cash compensation already paid for the current fiscal quarter), you will receive the following compensation and benefits in consideration of your service as Interim CEO:
Base Salary. You will receive a base salary at an annual rate of $850,000. The base salary will be paid weekly on regularly scheduled paydays determined by the Company.
Annual Bonus. You will be eligible to receive an annual bonus as approved by the Board and, if so approved, as determined by the Company based upon the attainment of Company goals during the fiscal year set forth in the bonus plan approved by the Board of Directors of D&B, payable in accordance with such bonus plan. Your individual participation percentage in the bonus plan is equal to 100% of your base salary for the fiscal year. Any earned bonus shall be pro-rated to reflect the elapsed time you served as Interim CEO.
Equity Awards. As of the Effective Date, you shall be awarded under the Company’s 2025 Omnibus Incentive Plan (the “Plan”) special one-time grants of time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) as follows:
    (i)    RSUs with respect to a number of shares of D&B common stock equal to $2,000,000 divided by the closing price of a share of D&B common stock on the date of execution of this Agreement. Such RSUs shall cliff vest upon the later to occur of (a) Stockholder Approval (as defined below) and (b) the earliest to occur of (x) the first anniversary of the Effective Date, (y) the commencement date of employment of the permanent Chief Executive Officer of the Company (other than you), or (z) the termination of your employment as Interim CEO in connection with a Change in Control (as defined in the Plan).
    (ii) PSUs with respect to up to 20,000 shares of D&B common stock. The PSUs will be subject to a one-year performance period and shall be earned upon the achievement of specified stock price levels and vesting terms to be established by the Compensation Committee of the Board of Directors of D&B.
    (iii) The RSUs and PSUs shall otherwise be subject to the terms of the Plan and the customary form of award agreement approved by the Committee (as defined in the Plan), with the same terms relating to forfeiture upon resignation, death, disability, for cause termination, and termination for any other reason as were included in the Company’s FY 2024 RSU and PSU Award Agreements.
(iv) Notwithstanding anything to the contrary herein, the RSUs and PSUs are granted subject to and conditioned on approval by the Company stockholders of the Plan (the “Stockholder Approval”), which the Company expects to solicit at the 2025 Annual Meeting of Stockholders, and none of the RSUs or PSUs shall vest or be paid to the Participant prior to the Stockholder Approval. If such Stockholder Approval is not obtained within twelve months of the

Exhibit 10.34
Effective Date, the RSUs and PSUs shall automatically be cancelled and forfeited and become null and void. You expressly acknowledge that the RSUs and PSUs are being granted prior to Stockholder Approval being obtained and are subject to and conditioned on such approval being obtained within twelve months of the Effective Date.
Retirement and Welfare Plans. You shall be eligible to participate in any profit sharing, qualified and nonqualified retirement plans, and any health, life, accident, disability insurance, sick leave, or other benefit plans or programs made available to similarly situated employees of the Company as of the Effective Date, as may be amended, supplemented or modified from time to time as long as they are kept in force by the Company and provided that you meet the eligibility requirements of the respective plans. Nothing contained herein shall limit the right of the Company, in its sole and absolute discretion, to modify, amend or discontinue any of the plans.
Vacation. Subject to the Company’s generally applicable policies relating to vacations, you shall be entitled to paid vacation commensurate with the Company’s policy for senior management and your position and tenure with the Company.
Other Benefits. The Company will reimburse you for your commuting expenses and reasonable housing expenses (either a maximum of three days per week at a hotel mutually agreed with the Company and meals, or a standard corporate apartment lease). The Parties shall use their commercially reasonable efforts to structure the foregoing arrangements on a tax neutral basis to you.
Expenses. The Company shall reimburse you for all reasonable business expenses incurred by you in connection with the performance of your duties under this Agreement, in each case subject to the Company’s then current policies and procedures. Any expenses, including commuting and Other Benefits described in the prior paragraph, over $15,000 in a given month must be pre-approved by the Chair of the Compensation Committee of the Board of Directors of D&B.
3. Nondisclosure of Confidential Information. During the term of this Agreement, D&B, any subsidiary and any successor to any of the foregoing (the “Company Group”) agrees to continue to provide, and you will acquire, certain Confidential Information. As a material incentive for the Company Group to enter into this Agreement, as well as in exchange for the consideration specified herein (including, without limitation, substantial amounts of compensation, benefits and access to the Confidential Information, in each case, as set forth herein), you agree to maintain in strict confidence and shall not disclose to third parties or use in any task, work or business (except on behalf of the Company Group) any proprietary or confidential information regarding the Company Group and/or your work with the Company Group, including, without limitation, trade secrets, current and future business plans, customers, customer lists, customer information, vendors, vendor lists, vendor information, employees, employee information, sales, purchasing, pricing determinations, price points, internal and external cost structures, operations, marketing, financial and other business strategies, positioning of stores, information and plans, products and services, games and amusement, development of games and amusement, food and beverage, financial performance and other financial data and compilations of data, new store development and locations, pipeline, information regarding the Company Group’s processes, computer programs and/or records, software

Exhibit 10.34
programs, intellectual property, business development opportunities, acquisitions, acquisition targets, confidential information developed by consultants and contractors, manuals, memoranda, projections, and minutes (“Confidential Information”), without the express written permission of the Board. Your confidentiality obligations in this paragraph shall include, but not be limited to, any Confidential Information to which you have access, had access, will have access, or which you receive or received in connection with your employment by the Company Group, and any information designated as confidential by the Company Group. Notwithstanding the foregoing, the term Confidential Information shall not include information that (i) is publicly disclosed through no fault of you, either before or after it becomes known to you, (ii) was known to you prior to the date of this Agreement, which knowledge was acquired independently and not from the Company Group or its directors or employees or (iii) became available to you on a non-confidential basis from a source other than the Company Group, provided such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company Group or any other party with respect to such information. The Company Group and you acknowledge and agree that the Confidential Information is continually evolving and changing, and that some new Confidential Information will be needed by you and provided by the Company Group for the first time in the course of the term of this Agreement. You expressly acknowledge the trade secret status of the Confidential Information and agree that your access to such Confidential Information constitutes a protectable business interest of the Company Group. Notwithstanding the foregoing restrictions, you may disclose any Confidential Information (a) to your legal advisors subject to such advisors’ agreement to maintain the information as confidential, (b) to the extent required for your enforcement of your rights hereunder (provided that such information be submitted under seal or otherwise not publicly disclosed), (c) to the extent required by an order of any court or other governmental authority, but in each case only after the Company Group has been so notified in writing and has had five (5) business days to obtain reasonable protection for such information in connection with such disclosure, and (d) if such disclosure is protected under the whistleblower provisions of federal law or regulation.
4. Acknowledgment of the Company Group’s Right In Work Product. During the term of this Agreement, you will create, develop and contribute for consideration certain ideas, plans, calculations, technical specifications, works of authorship, inventions, information, data, formulas, models, reports, processes, photographs, marks, designs, computer code, concepts and/or other proprietary materials to the Company Group related to the operation or promotion of the business of the Company Group (collectively, the “Work”). All the Work is, was and shall hereafter be, a commissioned “work for hire” owned by the Company Group within the meaning of Title 17, Section 101 of the United States Code, as amended. You agree that all Work is created or developed for the sole use of the Company Group, and that you have no right to market in any manner whatsoever any such Work.
5. Noncompete. To protect the Company Group’s interest in its Confidential Information, contacts and relationships and as a material inducement for the Company Group to enter into this Agreement, as well as in exchange for the consideration specified herein (including, without limitation, substantial amounts of compensation, benefits and access to and provision of the Confidential Information, in each case, as set forth herein), and your employment under this Agreement, you agree and covenant that during the term of this Agreement and for a time period equal to the time of

Exhibit 10.34
your service as Interim CEO following your termination for any reason under this Agreement (including, without limitation, your resignation (the “Non-Compete Period”), you shall not directly or indirectly, for yourself or others, within the United States or Canada, own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or engage in any activity, work, business, or investment with any other Competitive Business (or for or on behalf of any other entity or person or any other Competitive Business), including, without limitation, any attempted or actual activity as an employee, officer, director, advisor, agent, equityholder, consultant or independent contractor (whether or not compensated for any of the foregoing); provided, however, that you may own an investment interest of less than 2% in a publicly-traded company. As used in this Agreement, “Competitive Business” shall mean the owners or operators of venues in either the United States or Canada that combine a dining offering with games, entertainment, sports attractions or sports viewing, but shall not include (x) dining establishments that derive less than 20% of their aggregate revenues from games, entertainment and sports attractions and have not highlighted sports viewing as a core offering in their consumer marketing or (y) entertainment concepts that derive less than 20% of their aggregate revenues from dining operations. For the avoidance of doubt, Competitive Business shall include, without limitation, the companies identified in Appendix A to the minutes of the Company’s compensation committee meeting whereby the Company’s standard-form executive employment agreements were approved.

6. Non-Solicitation and Non-Hire. Additionally, during the term of this Agreement and for a period of twelve (12) months from the termination of this Agreement for any reason (the “Non-Solicitation and Non-Hire Period”), you shall not, directly or indirectly, on your own behalf or on behalf of any other person, partnership, entity, association, or corporation, induce or attempt to influence, induce, encourage, any employee of the Company Group at or above the managerial level (including, without limitation, store managers and regional managers), supplier, vendor, licensee, distributor, contractor or other business relation of the Company Group to cease doing business with, adversely alter or interfere with its business relationship with, the Company Group. Further, during the Non-Solicitation and Non-Hire Period, you shall not, on your own behalf or on behalf of any other person, partnership, entity, association, or corporation, (i) solicit or seek to hire any employee of the Company Group at or above the store general manager level for operations employees and the officer level for non-operations employees or in any other manner attempt directly or indirectly to influence, induce, or encourage any employee of the Company Group at or above the store general manager level for operations employees and with a title of “Director” or more senior for non-operations employees to leave their employ (provided, however, that nothing herein shall restrict you from engaging in any general solicitation that is not specifically targeted at such persons), nor shall your use or disclose to any person, partnership, entity, association, or corporation any information concerning the names, addresses or personal telephone numbers of any employees of the Company Group, or (ii), without the Company’s prior written consent, hire, employ or engage as a consultant any employee of the Company Group with a title of “Director” or more senior.
7. Reasonableness of Restrictions; Relief. It is the desire and intent of the Parties to this Agreement that the provisions of the foregoing paragraphs 3, 4, 5 and 6 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. It is expressly understood and agreed that the Company Group and you consider such restrictions to be reasonable and necessary for the purposes of preserving and protecting the

Exhibit 10.34
Confidential Information and other legitimate business interests of the Company Group. Nevertheless, if any of the aforesaid restrictions is found to be unreasonable, over-broad as to geographic area, duration or scope of activity, or otherwise unenforceable, the Company Group and you intend for the restrictions herein set forth to be modified to be reasonable and enforceable and, as so modified, to be fully enforced. The Parties acknowledge that money damages would not be a sufficient remedy for any breach or threatened breach of such restrictions; therefore, notwithstanding the arbitration provisions in this Agreement, you and the Company Group agree that the Company Group may resort to a court to enforce such restrictions by injunctive relief. The Parties agree that the Company Group may enforce this promise without posting a bond and without giving notice to the maximum extent permitted by law. The foregoing remedies are not the exclusive remedies but shall be in addition to all remedies available at law or in equity to the Company Group. You agree that the Non-Solicitation and Non-Hire Period shall be tolled during any period of violation of the restrictions of paragraph 5 by you.
8. Termination. This Agreement shall automatically terminate upon your death or upon your becoming disabled. The determination of your disability shall be made in good faith by a physician reasonably acceptable to the Company. In addition, either the Company or you may terminate this Agreement at any time during the term by giving the other Party no less than thirty (30) days’ prior written notice of the date of termination. The Company may terminate this Agreement without any prior written notice to you if the termination is “for cause.” For purposes of this Agreement “for cause” shall be defined as the willful and continued failure by you to perform the duties assigned by the Board of Directors of D&B, gross insubordination, theft from the Company or its affiliates, habitual absenteeism or tardiness, conviction or plea of a felony, or any other reckless or willful misconduct that is contrary to the best interests of the Company or materially and adversely affects the reputation of the Company. If the Company believes that an event constituting “for cause” under this section has occurred and such event (i) is not a criminal offense and (ii) is readily curable by you, then the Company shall provide written notice to you setting forth: (A) the Company’s intent to terminate your employment for cause, and (B) the reasons for the Company’s intent to terminate your employment for cause. You shall have ten (10) business days following the receipt of such notice to cure the alleged breach. The Company may terminate this Agreement without any further notice to you if such cure has not occurred within such ten (10) business day period. In the event that the Company contends that the event is not readily curable by you, the Company shall provide written notice to you setting forth: (X) the reasons for the Company’s intent to terminate your employment “for cause” and (Y) the basis for the Company’s determination that such event is not readily curable. In the event your employment with the Company under this Agreement is terminated for any reason, the Company’s obligations to provide any payments or benefits to you shall be limited to payment of only that base salary which has been earned through the date of termination payable in accordance with the Company’s normal payroll practice, and such other payments or benefits required to be paid or provided under applicable law. Your RSUs and PSUs shall be treated in accordance with their respective terms upon termination of your employment as Interim CEO.
9. Section 409A. All payments hereunder that are determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) are intended to be exempt from or in compliance with

Exhibit 10.34
Section 409A. If any payment, compensation or other benefit provided to you in connection with your employment termination is and you are a specified employee as defined in Section 409A(a)(2)(B)(i), then no portion of such “nonqualified deferred compensation” shall be paid before the earlier of (i) the day that is six (6) months plus one (1) day after the date of termination or (ii) five (5) days following your death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to you during the period between the date of termination and the New Payment Date shall be paid to the Employee in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. The Company makes no guarantee of any federal, state or local tax consequences with respect to the interpretation of Section 409A and its application to the terms of this Agreement, and the Company shall have no liability for any adverse tax consequences to you, as a result of any violation of Section 409A.
10. Confidential Arbitration. You and the Company hereby agree that any controversy or claim arising out of or relating to this Agreement, including the arbitrability of any controversy or claim, which cannot be settled by mutual agreement will be finally settled by confidential and binding arbitration in accordance with the Federal Arbitration Act. Further, notwithstanding the preceding sentence, in the event disputes arise that relate in any way to and concern this Agreement and also relate in any way to and concern one or more RSUs or PSUs, the Parties agree that such disputes may be joined in a single binding arbitration if doing so would not result in unreasonable delay. All arbitrations shall be administered by a panel of three neutral arbitrators (the “Panel”) admitted to practice law in Texas for at least ten (10) years, in accordance with the American Arbitration Association Rules. Any such arbitration proceeding shall be administered by the American Arbitration Association and all hearings shall take place in Dallas County, Texas. The arbitration proceeding and all related documents will be confidential, unless disclosure is required by law. The Panel will have the authority to award the same remedies, damages, and costs that a court could award, including but not limited to the right to award injunctive relief in accordance with the other provisions of this Agreement. Further, the Parties specifically agree that, in the interest of minimizing expenses and promoting early resolution of claims, the filing of dispositive motions shall be permitted and that prompt resolution of such motions by the Panel shall be encouraged. The Panel shall issue a written reasoned award explaining the decision, the reasons for the decision, and any damages awarded. The Panel’s decision will be final and binding. The judgment on the award rendered by the Panel may be entered in any court having jurisdiction thereof. This provision can be enforced under the Federal Arbitration Act. The Panel shall be permitted to award only those remedies in law or equity that are requested by the Parties, appropriate for the claims and supported by evidence, and each Party shall be required to bear its or your own arbitration costs, attorneys’ fees and expenses. The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The Parties agree that this provision has been adopted by the Parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by any Party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. The Parties will keep confidential, and will not disclose to any person, except as may be required by law, the existence of any controversy under this paragraph, the

Exhibit 10.34
referral of any such controversy to arbitration or the status or resolution thereof. In addition, the confidentiality restrictions set forth in this Agreement shall continue in full force and effect.
As the sole exception to the exclusive and binding nature of the arbitration commitment set forth above, the Parties agree that the Company Group may resort to Texas state courts having equity jurisdiction in and for Dallas County, Texas and the United States District Court for the Northern District of Texas, Dallas Division, at its sole option, to request temporary, preliminary, and/or permanent injunctive or other equitable relief, including, without limitation, specific performance, to enforce the post-employment restrictions and other non-solicitation and confidentiality obligations set forth in this Agreement, without the necessity of proving inadequacy of legal remedies or irreparable harm or posting bond or giving notice, to the maximum extent permitted by law. However, nothing in this paragraph should be construed to constitute a waiver of the Parties’ rights and obligations to arbitrate as set forth in this paragraph.
IN THE EVENT THAT ANY COURT OF COMPETENT JURISDICTION OR ARBITRATOR DETERMINES THAT THE SCOPE OF THE ARBITRATION OR RELATED PROVISIONS OF THIS AGREEMENT ARE TOO BROAD TO BE ENFORCED AS WRITTEN, THE PARTIES INTEND THAT THE COURT REFORM THE PROVISION IN QUESTION TO SUCH NARROWER SCOPE AS IT DETERMINES TO BE REASONABLE AND ENFORCEABLE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY HERETO THAT THIS PARAGRAPH CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT OR HE IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT.

BEFORE ACCEPTING THE TERMS OF THIS AGREEMENT, INCLUDING THE RESTRICTIVE COVENANT TERMS, PLEASE READ AND UNDERSTAND YOUR CONTINUING OBLIGATIONS TO THE COMPANY AND ITS AFFILIATES.

11. Indemnification. The Company shall indemnify you to the fullest extent permitted by Section 145 of the Delaware General Corporation Law against all costs, expenses, liabilities and losses, including but not limited to, attorneys fees, judgments, fines, penalties, taxes and amounts paid in settlement, reasonably incurred by you in conjunction with any action, suit, or proceeding, whether civil, criminal, administrative, or investigative in nature, which you are made or threatened to be made a party or witness by reason of your position as officer, employee or agent of the Company or otherwise due to your association with the Company or due to your position or association with any other entity, at the request of the Company. The Company shall advance to you all reasonable costs and expenses incurred in connection with such action within twenty (20) days after receipt by the Company of your written request. The Company shall be entitled to be reimbursed by you and you agree to reimburse the Company if it is determined that you are not entitled to be indemnified with respect to an action, suit, or proceeding under applicable law. The Company shall not settle any such claim in any manner which would impose liability, including monetary penalties or censure, on you without your prior written consent.

12. Governing Law; Submission to Jurisdiction; Jury Waiver. THIS AGREEMENT SHALL BE EXCLUSIVELY GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS

Exhibit 10.34
OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICTS OF LAW DOCTRINE. THE VENUE FOR ANY ENFORCEMENT OF THE ARBITRATION AWARD SHALL BE EXCLUSIVELY IN THE COURTS IN DALLAS, TEXAS, AND THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS, DALLAS DIVISION. THE PARTIES WAIVE ANY RIGHT TO A JURY TRIAL.

13. Entire Agreement; Miscellaneous. This Agreement represents the entire agreement relating to employment between the Company and you and supersedes all previous oral and written and all contemporaneous oral negotiations or commitments, writings and other understandings which, at the Effective Date, shall be deemed to be terminated and of no further force or effect. No prior or subsequent promises, representation, or understandings relative to any terms or conditions of employment are to be considered as part of this Agreement or as binding. This Agreement may be amended or modified only in a writing signed by the Parties hereto. The Company shall be entitled to withhold from any amounts to be paid or benefits provided to you hereunder any federal, state, local, or foreign withholding or other taxes or charges which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of counsel or tax preparer if any question as to the amount or requirement of any such withholding shall arise. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

COMPANY:
DAVE & BUSTER’S ENTERTAINMENT, INC.

By: ___/s/ Humera Kassem____________
    Name:    Humera Kassem
    Title:    SVP, Chief People Officer
Address:     1221 S. Belt Line Road, #500
    Coppell, Texas 75019
DAVE & BUSTER’S MANAGEMENT CORPORATION, LLC

By: ______/s/ Bryan McCrory_________
    Name:    Bryan McCrory
    Title:    President
Address:     1221 S. Belt Line Road, #500
    Coppell, Texas 75019
INTERIM CEO:
    ___/s/ Kevin M. Sheehan
Kevin M. Sheehan

    Date:     December 10, 2024____________

Exhibit 10.34